Exhibit 99.1

Connection (CNXN) Reports First Quarter 2023 Results

MERRIMACK, N.H.--(BUSINESS WIRE)--May 4, 2023--Connection (PC Connection, Inc.; NASDAQ: CNXN):

FIRST QUARTER SUMMARY:
Net sales: $727.5 million, down 7.7% y/y Gross profit: $122.3 million, down 4.7% y/y Net income: $14.2 million, down 34.8% y/y Diluted EPS: $0.54, down 34.9% y/y Adjusted EPS: $0.56, down 31.9% y/y

Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the first quarter ended March 31, 2023. The company also announced that its board of directors has declared a quarterly dividend of $0.08 per share on the company’s common stock, which will be payable on June 2, 2023, to shareholders of record as of May 16, 2023.

“During the quarter, the economic backdrop led our customers to exercise greater caution and selectivity with their short-term IT investment plans. Sales of endpoint devices were lower than anticipated across our customer base. While we saw good overall growth in software, security, and networking solutions, that led to record first quarter gross margin, it was not enough to offset the contraction in demand. We are confident our business strategy remains well aligned with the shifting dynamics of how our customers deploy, utilize, and consume technology,” said Timothy McGrath, President and Chief Executive Officer of Connection.

Net sales for the quarter ended March 31, 2023 decreased by 7.7%, year over year. Gross profit decreased 4.7% while gross margin expanded 53 basis points to 16.8%, compared to the prior year quarter. Net income for the quarter ended March 31, 2023 decreased by 34.8% to $14.2 million, or $0.54 per diluted share, compared to net income of $21.8 million, or $0.83 per diluted share, for the prior year quarter. Earnings per share, adjusted for restructuring and other charges, decreased to $0.56 cents per share for the quarter ended March 31, 2023, compared to $0.83 cents per share for the prior year quarter.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) increased 1% to $130.0 million for the twelve months ended March 31, 2023, compared to $129.1 million for the twelve months ended March 31, 2022. 1

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment decreased by 14.8% to $273.1 million in the first quarter of 2023, compared to $320.4 million in the prior year quarter. Gross profit decreased by 3.6% to $59.9 million in the first quarter of 2023, compared to $62.1 million in the prior year quarter. Gross margin increased by 255 basis points to a record 21.9% primarily due to a shift in product mix to higher-margin sales of datacenter products including software, networking, and servers during the first quarter of 2023.
  Net sales for the Public Sector Solutions segment increased by 6.0% to $140.5 million in the first quarter of 2023, compared to $132.5 million in the prior year quarter. Sales to the federal government increased by $26.4 million, compared to the prior year quarter, while sales to the state and local governments and educational institutions decreased by $18.4 million. Gross profit increased by 17.5% to $20.3 million in the first quarter of 2023, compared to $17.3 million in the prior year quarter. Gross margin increased by 141 basis points to 14.5% primarily due to an increase in sales of higher-margin software, security, services, and networking solutions.
  Net sales for the Enterprise Solutions segment decreased by 6.4% to $313.9 million in the first quarter of 2023, compared to $335.4 million in the prior year quarter. Gross profit decreased by 13.9% to $42.1 million in the first quarter of 2023, compared to $48.9 million in the prior year quarter. Gross margin decreased by 117 basis points to 13.4% primarily due to the fulfillment of a few large low-margin projects during the first quarter of 2023.

Quarterly Highlights

  Manufacturing revenue grew 10% year-over-year as customers focused on investment in cloud, security, and services to reduce costs and prepare for future growth.
  In our Retail vertical market, revenue grew 25% year-over-year as customers deployed technology to enable automation and improve the retail experience.
  Named HP U.S. Print Hardware National Solution Provider Partner of the Year.
  Named to Newsweek’s Most Trustworthy Companies in America 2023 list.

Quarterly Sales by Product Mix:

  Software sales increased by 37% year over year and accounted for 12% of net sales in the first quarter of 2023, compared to 8% of net sales in the first quarter of 2022.
  Notebook/mobility sales decreased 15% year over year and accounted for 36% of net sales in the first quarter of 2023, compared to 39% of net sales in the first quarter of 2022.
  Accessories sales decreased by 4% year over year and accounted for 12% of net sales in the first quarter of 2023 and 2022.
  Desktop sales decreased by 27% year over year and accounted for 9% of net sales in the first quarter of 2023, compared to 11% of net sales in the first quarter of 2022.

Selling, general and administrative (“SG&A”) expenses increased in the first quarter of 2023 to $103.3 million from $98.2 million in the prior year quarter. The increase in SG&A was primarily due to an increase in personnel costs related to investments in resources to strengthen our sales, technical sales, information technology and services organizations. SG&A as a percentage of net sales increased to 14.2%, compared to 12.5% in the prior year quarter. The increase in SG&A as a percentage of net sales is primarily due to the decrease in net sales.

In addition, the first quarter of 2023 results include $0.9 million of restructuring and other related costs associated with severance and other costs related to internal restructuring activities.

Cash and cash equivalents were $134.8 million at March 31, 2023, compared to $67.4 million at March 31, 2022. During the first quarter of 2023, the Company repurchased 79,197 shares of stock for $3.4 million.

Conference Call and Webcast

Connection will host a conference call and live web cast today, May 4, 2023 at 4:30 p.m. ET to discuss its first quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measures is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may include statements concerning, among other things, financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), future liabilities, impairments, competition, and the impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views with respect to future events and are based on assumptions as of the date of this report. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), our execution of our business plans (including our inventory management, our cost structure and our management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

  substantial competition reducing our market share;
  significant price competition reducing our profit margins;
  the loss of any of our major vendors adversely affecting the number of type of products we may offer;
  virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
  service interruptions at third-partly shippers negatively impacting our ability to deliver the products we offer to our customers;
  increases in shipping and postage costs reducing our margins and adversely affecting our results of operations;
  loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business;
  cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation; and
  macroeconomics factors during the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and changing interest rates reducing the level of investment our customers are willing to make in IT products.

Additional factors include those described in this Annual Report on Form 10-K for the year ended December 31, 2022, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in our subsequent filings with the Securities and Exchange Commission.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements. Unless required by law, we assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made.

_____________________________
[1]	Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2023	2022
			%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			Change

Operating Data:
Net sales	$727,545	$788,344	(8%)
Diluted earnings per share	$0.54	$0.83	(35%)

Gross margin	16.8%	16.3%
Operating margin	2.5%	3.8%

Inventory turns (1)	12	12
Days sales outstanding (2)	71	69

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	36%	39%
Accessories	12	12
Software	12	8
Displays	9	11
Desktops	9	11
Net/Com Products	9	7
Servers/Storage	6	6
Other Hardware/Services	7	6
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,281	26,261
Total book value per share	$29.55	$26.86
Tangible book value per share	$26.58	$23.85
Closing price	$44.96	$52.39
Market capitalization	$1,181,594	$1,375,814
Trailing price/earnings ratio	14.6	17.0
LTM Adjusted EBITDA (3)	$130,038	$129,125
(1) Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2) Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3) LTM Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges for the last twelve months.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2023		2022
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$313,943	13.4%	$335,396	14.6%
Business Solutions	273,114	21.9	320,444	19.4
Public Sector Solutions	140,488	14.5	132,504	13.1
Total	$727,545	16.8%	$788,344	16.3%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended March 31,
(amounts in thousands, except per share data)	2023	2022

Net sales	$727,545	$788,344
Cost of sales	605,249	660,038
Gross profit	122,296	128,306

Selling, general and administrative expenses	103,282	98,172
Restructuring and other charges	897	-
Income from operations	18,117	30,134

Other income/(expense), net	1,286	(3)
Income tax provision	(5,205)	(8,339)
Net income	$14,198	$21,792

Earnings per common share:
Basic	$0.54	$0.83
Diluted	$0.54	$0.83

Shares used in the computation of earnings per common share:
Basic	26,325	26,255
Diluted	26,436	26,405

	March 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2023	2022
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$134,810	$122,930
Accounts receivable, net	621,844	610,280
Inventories, net	199,317	208,682
Prepaid expenses and other current assets	18,145	11,900
Total current assets	974,116	953,792
Property and equipment, net	58,372	59,171
Right-of-use assets, net	6,611	7,558
Goodwill	73,602	73,602
Intangibles assets, net	4,343	4,648
Other assets	1,013	1,055
Total Assets	$1,118,057	$1,099,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$239,058	$232,638
Accrued payroll	24,304	24,071
Accrued expenses and other liabilities	54,947	53,808
Total current liabilities	318,309	310,517
Deferred income taxes	17,970	17,970
Operating lease liability	4,623	4,994
Other liabilities	672	170
Total Liabilities	341,574	333,651
Stockholders’ Equity:
Common stock	291	291
Additional paid-in capital	127,424	125,784
Retained earnings	698,128	686,037
Treasury stock at cost	(49,360)	(45,937)
Total Stockholders’ Equity	776,483	766,175
Total Liabilities and Stockholders’ Equity	$1,118,057	$1,099,826

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
(amounts in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$14,198	$21,792
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,073	2,991
Adjustments to credit losses reserve	(99)	567
Stock-based compensation expense	1,853	1,382
Deferred income taxes	-	-
Loss on disposal of fixed assets	474	10

Changes in assets and liabilities:
Accounts receivable	(11,465)	(27,177)
Inventories	9,365	(28,046)
Prepaid expenses and other current assets	(6,245)	(4,572)
Other non-current assets	42	32
Accounts payable	5,859	(10,494)
Accrued expenses and other liabilities	2,450	5,230
Net cash provided by (used in) operating activities	19,505	(38,285)

Cash Flows from Investing Activities:
Purchases of equipment and capitalized software	(1,882)	(2,451)
Net cash used in investing activities	(1,882)	(2,451)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	59,310	1,385
Repayment of short-term borrowings	(59,310)	(1,385)
Purchase of common stock for treasury shares	(3,423)	-
Dividend payments	(2,107)	-
Payment of payroll taxes on stock-based compensation through shares withheld	(213)	(165)
Net cash used in financing activities	(5,743)	(165)
Increase (decrease) in cash and cash equivalents	11,880	(40,901)
Cash and cash equivalents, beginning of period	122,930	108,310
Cash and cash equivalents, end of period	$134,810	$67,409

Non-cash Investing Activities:
Accrued capital expenditures	$753	$266

Supplemental Cash Flow Information:
Income taxes paid	$7,279	$287
Interest paid	$17	$-

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2023	2022	% Change	2023	2022	% Change
Net income	$14,198	$21,792	(35%)	$81,625	$81,514	0%
Depreciation and amortization	3,073	2,991	3%	12,060	12,028	0%
Income tax expense	5,205	8,339	(38%)	29,282	31,026	(6%)
Interest expense	24	6	100%	28	10	180%
EBITDA	22,500	33,128	(32%)	122,995	124,578	(1%)
Restructuring and other charges (2)	897	-	100%	897	-	(100%)
Stock-based compensation	1,853	1,382	34%	6,146	4,547	35%
Adjusted EBITDA	$25,250	$34,510	(27%)	$130,038	$129,125	1%

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2023 consist of severance and other charges related to internal restructuring activities.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. A reconciliation from Diluted Earnings per Share to Adjusted Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined diluted earnings per share adjusted for restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands, except per share data)	Three Months Ended March 31,
	2023	2022	% Change
Net income	$14,198	$21,792	-35%

Restructuring and other charges (1)	897	-	100%
Tax benefit	(241)	-	100%
Restructuring and other charges, net of tax	656	-	100%

Adjusted Net Income	$14,854	$21,792	-32%
Diluted shares	26,436	26,405
Diluted Earnings per Share	$0.54	$0.83	-35%
Adjusted Diluted Earnings per Share	$0.56	$0.83	-32%

(1) Restructuring and other charges in 2023 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com